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2018 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of December 1, 2013 by and among Morgan Stanley Capital I, Inc. as Depositor, Wells Fargo Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, U.S. Bank National Association as Trustee, Wells Fargo Bank, National Association, Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian and Situs Holdings, LLC as Trust Advisor relating to Morgan Stanley Bank of America Merrill Lynch Trust 2013-C13, Commercial Mortgage Pass-Through Certificates, Series 2013-C13 (MSBAM 2013-C13)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the "Special Servicer") herein certifies to the following:

1.        All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.        A review of the servicing activities and performance by the Special Servicer for the period of January 1, 2018 to December 31, 2018 (the "Reporting Period") in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3.        To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/ Adam Singer

Adam Singer, Managing Director

Date: March 1, 2019